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Exhibit 99.1

                              NORTH FORK BANCORP

275 Broadhollow Road, Melville, NY  11747   (631) 844-1258   FAX (631)844-1471


FOR IMMEDIATE RELEASE                   Contact:  Daniel M. Healy
                                                  Executive Vice President
                                                  Chief Financial Officer
                                                  (631) 844-1258

                   NORTH FORK TO INCREASE ITS COMMON SHARE
                    REPURCHASE PROGRAM BY 5 MILLION SHARES


        Melville, N.Y. - January 28, 2003 - North Fork Bancorporation, Inc. (NYSE: NFB) announced that its Board of Directors approved an increase to its previously announced share repurchase program by 5 million shares bringing the total authorized for repurchase to approximately 6 million shares or approximately 4% of the Company's outstanding shares.

        "We believe that we should increase our flexibility to purchase our shares especially in this environment," said John Adam Kanas, Chairman, President and Chief Executive Officer. "We have sufficient capital to pursue this option," he added.

        The common stock repurchase program will be done from time to time in open market or through private transactions, subject to market conditions. The repurchased shares will be used for general corporate purposes.

                                 *    *    *

        At December 31, 2002 consolidated total assets and deposits were $21.4 billion and $13.2 billion, respectively with shareholders' equity of $1.5 billion, constituting 7% of total assets. The Company operates 171 branch locations throughout the New York Metropolitan area and Connecticut.

                                 *    *    *

        This release contains certain forward-looking statements. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of the Company that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand and competition; changes in legislation or regulation; changes in accounting principles, policies or guidelines; and other economic, competitive, governmental, regulatory, and technological factors affecting NFB's operations, pricing, products and services. Investors are encouraged to access NFB's periodic reports filed with the Securities and Exchange Commission for financial and business information regarding the Company.